Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q3 RESULTS               For Immediate Release

MOUNT CLEMENS, Mich., November 10, 2009 -- Community Central Bank Corporation (Nasdaq:CCBD), the holding company for Community Central Bank, today reported results for the quarter and nine months ended September 30, 2009.

The Corporation reported a net loss of $2.4 million or ($0.66) per diluted common share for the third quarter ended September 30, 2009. This compares to net income of $104,000 or $0.03 per diluted common share for the third quarter ended September 30, 2008. The net loss for the nine months ended September 30, 2009 was $4.7 million or ($1.33) per diluted common share. This compares to net income of $619,000 or $0.17 per diluted common share for the nine months ended September 30, 2008. A $4.4 million and $9.7 million provision for loan losses recorded for the third quarter and nine months ended September 30, 2009, are the primary reason for the decline in net income.   At September 30, 2009, the Corporation and the Bank were considered to be “well capitalized.”

David A. Widlak, President and CEO commented, “Our third quarter performance continues to reflect weakness in our economy as it affects parts of our loan portfolio. Partially offsetting the increased provision expense were increases in net interest income and in mortgage banking revenue. We are focusing on strategies to preserve and increase capital, and grow segments of operations that are capital efficient, such as our mortgage banking operations, our branch deposit operations as well as our trust and wealth divisions. In late December 2008 and early January 2009, we successfully raised $3.5 million of additional capital through the sale of our Series A preferred stock. On October 1, 2009, we raised an additional $1.0 million through the sale of our Series B preferred stock. We are appreciative of our community’s continued confidence and support of Community Central Bank.”

Mr. Widlak further stated, “An ongoing effort to increase our core deposits has resulted in a reduction in our cost of funds. During the first nine months of 2009, our deposits increased $13.3 million, with organic deposits increasing $47.8 million, as wholesale deposits decreased $34.6 million. We also replaced $20.5 million of Federal Home Loan Bank advances during the first nine months with lower cost core deposit funding.”

Net interest income before the provision for loan losses for the third quarter of 2009 increased to $3.2 million, compared to $2.9 million for the third quarter of 2008. Net interest margin increased to 2.54% in the third quarter of 2009 from 2.36% in the third quarter of 2008. Net interest income before the provision for loan losses for the first nine months of 2009 was $9.1 million, compared to $8.4 million for the first nine months of 2008. Adversely affecting net interest income and net interest margin in the third quarter and first nine months of 2009 was the reversal and non-recognition of interest income on nonaccrual loans which totaled approximately 41 basis points of total net interest margin for the third quarter and nine months ended September 30, 2009. The growth in net interest margin and net interest income was primarily attributable to our lower cost of funds resulting from the significant growth in non-interest bearing checking accounts, which increased $25.1 million from December 31, 2008.

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Community Central Bank Corp.
Q3-2009 Results

We recorded a $4.4 million provision for loan losses in the third quarter of 2009 and $9.7 million for the first nine months of 2009. The provision is based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. In addition, net charge-offs for the first nine months of 2009 totaled $4.8 million, or 1.52% of total average loans on an annualized basis. Total nonaccruing loans and loans past due 90 days or more and still accruing interest totaled $30.5 million, or 7.39% of total loans at September 30, 2009 compared to $17.6 million, or 4.32% at December 31, 2008. The allowance for loan losses at September 30, 2009 was $12.2 million, or 2.95% of total loans, versus $7.3 million, or 1.80% at December 31, 2008.  In addition, as of September 30, 2009, restructured loans within the meaning of SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings, codified in ASC 470,” increased to $15.1 million from $8.2 million at December 31, 2008. A total of $1.6 million and $2.2 million of Troubled Debt Restructurings are classified as nonaccrual loans and reported in total nonaccrual loans for September 30, 2009 and December 31, 2008, respectively.

Noninterest income was $2.5 million for the third quarter of 2009, increasing $362,000, or 17.3%, from the third quarter of 2008. The increase was primarily related to gains recorded from the change in fair market value of assets and liabilities as measured under Statement of Financial Accounting Standards (SFAS 159), codified in ASC 825, which increased $204,000 in the third quarter of 2009 compared to the third quarter of 2008. The increases recorded during both quarterly periods have been largely attributable to the fair value of the subordinated debenture connected with the issuance of trust preferred securities. The net change in fair value associated with all instruments totaled $2.4 million for the first nine months of 2009, versus $4.1 million for the first nine months of 2008. The widening of market credit spreads for subordinated debentures and trust preferred securities has had a favorable impact on the relative fair value of this financial liability. Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Mortgage banking income, comprised primarily of gains on the sale of residential mortgages, increased $162,000, or 35.1%, to $623,000 for the third quarter of 2009, compared to the same period in 2008, reflecting growth in the secondary market sales of government FHA and FNMA mortgages spurred by low mortgage interest rates at the beginning of the second quarter of 2009.

Noninterest expense was $4.9 million for the third quarter of 2009, increasing $1.0 million or 26.7% from the third quarter of 2008. The majority of the increase in total noninterest expense was recorded in other operating expense and was attributable to expenses associated with write downs on other real estate owned and other repossessed collateral. The increase in FDIC insurance premiums also contributed to the increase. Salaries, benefits and payroll taxes increased solely from expanded activity and related commissions in the Bank’s mortgage banking subsidiary.

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Community Central Bank Corp.
Q3-2009 Results

At September 30, 2009, the Corporation’s assets totaled $546.8 million, a decrease of $10.2 million from December 31, 2008. Total net loans increased to $400.7 million, up $937,000 or 0.2% from December 31, 2008. Total deposits of $370.6 million increased $13.3 million, or 3.7%, for the first nine months of 2009. Increases in deposits for the first nine months were entirely related to organic growth, as brokered time deposits decreased $34.6 million during the first nine months of 2009. Noninterest bearing demand accounts totaled $59.3 million at September 30, 2009, an increase of $25.1 million compared to December 31, 2008.  Total stockholders’ equity of $30.5 million decreased $3.9 million from December 31, 2008 as a result of the year to date loss of $4.7 million and the payment of $263,000 of preferred stock dividends. These declines were partially offset by increases in preferred stock of $500,000 resulting from the sale of a portion of our Series A preferred stock in January 2009 and other comprehensive income of $487,000.

On November 3, 2009, the Company’s application to list its common stock on The Nasdaq Capital Market was approved.  As a result, the Company’s common stock was transferred to The Nasdaq Capital Market from The Nasdaq Global Market, effective as of November 6, 2009.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and northwest and central Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Deposit Insurance Corporation, Michigan Office of Financial and Insurance Regulation or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; our ability to control operating costs and expenses, including further FDIC insurance premiums; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect or result in significant declines in valuation; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Corporation’s reports filed with the Securities and Exchange Commission.

(financial schedules follow)

Community Central Bank Corporation (Nasdaq:CCBD)
Summary of Selected Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2009	2008	2009	2008
	(in thousands)		(in thousands)
OPERATIONS
Interest Income
Loans	$6,510	$6,378	$19,423	$19,242
Taxable Securities	645	954	2,304	2,722
Tax-exempt Securities	74	141	272	517
Federal Funds Sold	9	64	22	373
Total Interest Income	7,238	7,537	22,021	22,854

Interest Expense
Deposits	2,365	2,887	7,721	9,233
Rep Agreement and Fed Funds	327	304	959	823
FHLB Advances	1,015	1,218	3,286	3,692
ESOP Loan Interest	-	-	-	1
Subordinated Debentures	311	195	924	702
Total Interest Expense	4,018	4,604	12,890	14,451

Net Interest Income	3,220	2,933	9,131	8,403

Provision for Credit Losses	4,400	1,084	9,650	4,068
Net Interest Income after Provision	(1,180)	1,849	(519)	4,335

Non-Interest Income
Fiduciary Income	80	82	245	288
Deposit Service Charges	110	109	300	383
Net Realized Security Gains	80	84	436	194
Mortgage Banking Income	623	461	2,384	1,341
Change in Fair Value of Assets/Liabilities	1,313	1,109	2,383	4,120
Other Income	251	250	715	1,128
Total Non-Interest Income	2,457	2,095	6,463	7,454

Non-Interest Expense
Salaries, Benefits and Payroll Taxes	2,050	1,884	6,231	5,551
Occupancy Expense	424	444	1,304	1,357
Other Operating Expense	2,439	1,549	5,708	4,284
Total Non-Interest Expense	4,913	3,877	13,243	11,192

Income (loss) Before Taxes	(3,636)	67	(7,299)	597

Provision for (benefit from) Income Taxes	(1,271)	(37)	(2,588)	(22)
Net Income (loss)	(2,365)	104	(4,711)	619

Dividends declared on preferred shares	107	-	263	-

Net income (loss) available to
common shares	(2,472)	104	(4,974)	619

Community Central Bank Corporation (Nasdaq:CCBD)
Summary of Selected Financial Data – continued

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

PER SHARE DATA
Basic Earnings (Loss) per Share	$(0.66)	$0.03	$(1.33)	$0.17
Diluted Earnings (Loss) per Share	$(0.66)	$0.03	$(1.33)	$0.17
Book Value per Common Share	$7.20	$8.96	$7.20	$8.96
Basic Average Shares Outstanding (000's)	3,737	3,734	3,736	3,730
Diluted Average Shares Outstanding (000's)	3,737	3,734	3,736	3,732
Actual Shares Outstanding (000's)	3,737	3,735	3,737	3,735

Net Interest Margin (Fully Tax-Equivalent)	2.54%	2.36%	2.39%	2.27%

Condensed Balance Sheet
	Unaudited	Audited
	September 30,	December 31,
	2009	2008
	(in thousands)

Assets
Cash and Equivalents	$31,395	$16,162
Investments	74,296	101,407
Residential Mortgage Loans Held for Sale	2,625	3,302
Loans	412,934	407,117
Allowance for Loan Losses	(12,195)	(7,315)
Other Assets	37,726	36,277
Total Assets	$546,781	$556,950

Liabilities and Stockholders' Equity
Deposits	$370,629	$357,376
Repurchase Agreements	44,771	39,394
Federal Home Loan Bank Advances	87,700	108,200
Other Liabilities	3,364	4,829
Subordinated Debentures	9,842	12,757
Stockholders' Equity	30,475	34,394
Total Liabilities and Stockholders' Equity	$546,781	$556,950

Condensed balance sheet data contains adjustments for fair value

	September 30,	December 31,
	2009	2008
	(in thousands)

OTHER DATA - dollars in thousands
Capital Adequacy
Equity to Total Assets	5.57%	6.18%
Tier 1 Leverage Ratio	6.44%	8.21%
Tier 1 Capital to Risk-Weighted Assets	8.66%	10.41%
Total Capital to Risk-Weighted Assets	12.20%	13.22%
Total Capital to Risk-Weighted Assets (Bank)	10.30%	10.54%

Credit Quality
Nonaccrual Loans	$30,372	$17,584
Loans past due 90 days and still accruing	145	44
Total nonperforming loans	$30,517	$17,628

Total Troubled Debt Restructuring	$15,084	$8,162
Troubled Debt Restructuring - Current	$14,347	$4,970

Other Real Estate Owned	$6,528	$2,913
Other Repossessed Collateral	$421	$976

Allowance for Loan Losses to Total Loans	2.95%	1.80%
Allowance for Loan Losses to Non-Performing Loans	39.96%	41.50%
Non-performing Loans to Total Loans	7.39%	4.33%

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